Filed pursuant to Rule 433

Registration No. 333-277032

Issuer Free Writing Prospectus dated May 7, 2024

Relating to Preliminary Prospectus Supplement dated May 7, 2024

Mastercard Incorporated

$1,000,000,000 4.875% Notes due 2034

Pricing Term Sheet

May 7, 2024

The information in this pricing term sheet supplements Mastercard Incorporated’s preliminary prospectus supplement, dated May 7, 2024 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Mastercard Incorporated

Security Title:	4.875% Notes due 2034

Offering Format:	SEC Registered

Size:	$1,000,000,000

Maturity Date:	May 9, 2034

Coupon:	4.875%

Interest Payment Dates:	Semi-annually on May 9 and November 9 of each year, commencing November 9, 2024

Price to Public:	98.940%

Benchmark Treasury:	UST 4.000% due February 15, 2034

Benchmark Treasury Price and Yield:	96-12; 4.461%

Spread to Benchmark Treasury:	+ 55 basis points

Reoffer Yield:	5.011%

Optional Redemption:

Make-Whole Call:	+ 10 basis points prior to February 9, 2034

Par Call:	On or after February 9, 2034 (three months prior to the maturity date of the Notes)

CUSIP / ISIN:	57636Q AZ7 / US57636QAZ72

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	May 7, 2024

Expected Settlement Date:	May 9, 2024 (T+2)

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. MUFG Securities Americas Inc. Santander US Capital Markets LLC U.S. Bancorp Investments, Inc.

Barclays Capital Inc. Wells Fargo Securities, LLC Morgan Stanley & Co. LLC Mizuho Securities USA LLC HSBC Securities (USA) Inc. NatWest Markets Securities Inc. SG Americas Securities, LLC

Senior Co-Managers:	Loop Capital Markets LLC ICBC Standard Bank Plc BMO Capital Markets Corp. Commonwealth Bank of Australia

Co-Managers:	Academy Securities, Inc. Blaylock Van, LLC Samuel A. Ramirez & Company, Inc. R. Seelaus & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Citigroup Global Markets Inc. at 1-800-831-9146, (ii) Deutsche Bank Securities Inc. at 1-800-503-4611, (iii) MUFG Securities Americas Inc. at 1-877- 649-6848, (iv) Santander US Capital Markets LLC at facsimile 1-212-407-0930 or e-mail: DCMAmericas@santander.us or (v) U.S. Bancorp Investments, Inc. at 1-877-558-2607.

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